LRAD CORPORATION

AMENDMENT NO. 1 TO WARRANT

THIS AMENDMENT NO. 1 TO WARRANT (this "Amendment") is made this ____ day of _______________ 2010, by and between [____________] (the "Holder") and LRAD Corporation, a Delaware corporation (formerly known as "American Technology Corporation") (the "Company"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant.

WHEREAS, the Holder is a holder of a warrant to purchase common stock of the Company, originally issued August 7, 2006 by the Company to the Holder (the "Warrant");

WHEREAS, the Expiration Date of the Warrant is August 6, 2010; and

WHEREAS, the parties hereto desire to amend the Warrant to extend the Expiration Date of such Warrant until February 6, 2011 in exchange for certain amendments to the Warrant as more fully set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Expiration Date. The Warrant is hereby amended by changing the "Expiration Date" thereof to February 6, 2011.

2. Pro Rata Distributions. Section 9(b) of the Warrant is hereby amended in its entirety to read as follows:

"(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph and other than a spin-off of shares of any wholly-owned subsidiary of the Company), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any asset other than any security (in each case, "Distributed Property"), then upon any exercise of the Warrant that occurs after the record date for such distribution, such Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such conversion, the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date, but not before the time such Holder would have received the Distributed Property if it held the Warrant Shares on such record date."

3. Future Issuances. Section 9(d) of the Warrant is hereby amended in its entirety to read as follows:

"(d) Intentionally Deleted."

4. No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

5. Governing Law. This Amendment shall be governed, interpreted and enforced in accordance with the provisions of Section 15(b) of the Warrant.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant as of the date first above written.

LRAD CORPORATION

By: ___________________________________

Name:

Title:

[HOLDER]

By: ___________________________________

Name:

Title: